EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report relating to the consolidated financial statements of Accelerate Diagnostics, Inc. (f/k/a Accelr8 Technology Corporation) dated March 19, 2013, appearing in the Transition Report on Form 10-K of Accelerate Diagnostics, Inc. for the transition period ended December 31, 2012. We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Comiskey & Company, P.C.

Denver, Colorado

December 2, 2013